                                                                    EXHIBIT 10.3

                            A.A.P.L. FORM 610 - 1989
                         MODEL FORM OPERATING AGREEMENT



                              OPERATING AGREEMENT

                                     DATED

                                          , 19    ,
                             -------------    ----


OPERATOR
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CONTRACT AREA        See Attached Exhibit "A"
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COUNTY OR PARISH OF                        , STATE OF
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                   COPYRIGHT 1989 ALL RIGHT RESERVED AMERICAN
              ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK
                BLVD.  FORT WORTH, TEXAS. 76137.  APPROVED FORM.
                             A.A.P.L NO. 610 - 1989

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

                               TABLE OF CONTENTS

Article                               Title                                 Page
I.     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
II.    EXHIBITS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
III.   INTERESTS OF PARTIES   . . . . . . . . . . . . . . . . . . . . . . . .  3
       A.     OIL AND GAS INTERESTS   . . . . . . . . . . . . . . . . . . . .  3
       B.     INTERESTS AND PARTIES IN COSTS AND PRODUCTION   . . . . . . . .  3
       C.     SUBSEQUENTLY CREATED INTERESTS  . . . . . . . . . . . . . . . .  4
IV.    TITLES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
       A.     TITLE EXAMINATION   . . . . . . . . . . . . . . . . . . . . . .  5
       B.     LOSS OR FAILURE OF TITLE  . . . . . . . . . . . . . . . . . . .  5
              1.     deleted  . . . . . . . . . . . . . . . . . . . . . . . .  5
              2.     deleted  . . . . . . . . . . . . . . . . . . . . . . . .  5
              3.     Other Losses   . . . . . . . . . . . . . . . . . . . . .  5
              4.     deleted  . . . . . . . . . . . . . . . . . . . . . . . .  6
V.     OPERATOR   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       A.     DESIGNATION AND RESPONSIBILITIES OF OPERATOR  . . . . . . . . .  6
       B.     RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR    6
              1.     Resignation or Removal of Operator   . . . . . . . . . .  6
              2.     Selection of Successor Operator  . . . . . . . . . . . .  7
              3.     Effect of Bankruptcy   . . . . . . . . . . . . . . . . .  7
       C.     EMPLOYEES AND CONTRACTORS   . . . . . . . . . . . . . . . . . .  7
       D.     RIGHTS AND DUTIES OF OPERATOR   . . . . . . . . . . . . . . . .  7
              1.     Competitive Rates and Use of Affiliates  . . . . . . . .  7
              2.     Discharge of Joint Account Obligations   . . . . . . . .  7
              3.     Protection from Liens  . . . . . . . . . . . . . . . . .  8
              4.     Custody of Funds   . . . . . . . . . . . . . . . . . . .  8
              5.     Access to Contract Area and Records  . . . . . . . . . .  8
              6.     Filing and Furnishing Governmental Reports   . . . . . .  8
              7.     Drilling and Testing Operations  . . . . . . . . . . . .  8
              8.     Cost Estimates   . . . . . . . . . . . . . . . . . . . .  9
              9.     Insurance  . . . . . . . . . . . . . . . . . . . . . . .  9
VI.    DRILLING AND DEVELOPMENT   . . . . . . . . . . . . . . . . . . . . . .  9
       A.     DELETED   . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       B.     SUBSEQUENT OPERATIONS   . . . . . . . . . . . . . . . . . . . .  9
              1.     Proposed Operations  . . . . . . . . . . . . . . . . . .  9
              2.     Operations by Less Than All Parties  . . . . . . . . . . 10
              3.     Stand-By Costs   . . . . . . . . . . . . . . . . . . . . 13
              4.     Deepening  . . . . . . . . . . . . . . . . . . . . . . . 14
              5.     Sidetracking   . . . . . . . . . . . . . . . . . . . . . 15
              6.     Order of Preference of Operations  . . . . . . . . . . . 15
              7.     Conformity to Spacing Pattern  . . . . . . . . . . . . . 15
              8.     Paying Wells   . . . . . . . . . . . . . . . . . . . . . 15
       C.     COMPLETION OF WELLS; REWORKING AND PLUGGING BACK  . . . . . . . 16
              1.     Completion   . . . . . . . . . . . . . . . . . . . . . . 16
              2.     Rework, Recomplete or Plug Back  . . . . . . . . . . . . 16

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

       D.     OTHER OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . 17
       E.     ABANDONMENT OF WELLS  . . . . . . . . . . . . . . . . . . . . . 17
              1.     Abandonment of Dry Holes   . . . . . . . . . . . . . . . 17
              2.     Abandonment of Wells That Have Produced  . . . . . . . . 17
              3.     Abandonment of Non-Consent Operations  . . . . . . . . . 18
       F.     TERMINATION OF OPERATIONS   . . . . . . . . . . . . . . . . . . 19
       G.     TAKING PRODUCTION IN KIND   . . . . . . . . . . . . . . . . . . 19
              Option No. 1: Gas Balancing Agreement Attached  . . . . . . . . 19
              Option No. 2: No Gas Balancing Agreement  . . . . . . . . . . . 20
VII.   EXPENDITURES AND LIABILITY OF PARTIES  . . . . . . . . . . . . . . . . 21
       A.     LIABILITY OF PARTIES  . . . . . . . . . . . . . . . . . . . . . 21
       B.     LIENS AND SECURITY INTERESTS  . . . . . . . . . . . . . . . . . 21
       C.     ADVANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       D.     DEFAULTS AND REMEDIES   . . . . . . . . . . . . . . . . . . . . 23
              1.     Suspension of Rights   . . . . . . . . . . . . . . . . . 23
              2.     Suit for Damages   . . . . . . . . . . . . . . . . . . . 24
              3.     Deemed Non-Consent   . . . . . . . . . . . . . . . . . . 24
              4.     Advance Payment  . . . . . . . . . . . . . . . . . . . . 24
              5.     Costs and Attorneys' Fees  . . . . . . . . . . . . . . . 24
       E.     RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES  . . . . . 25
       F.     TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
VIII.  ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST   . . . . . . . . . . 26
       A.     SURRENDER OF LEASES   . . . . . . . . . . . . . . . . . . . . . 26
       B.     RENEWAL OR EXTENSION OF LEASES  . . . . . . . . . . . . . . . . 26
       C.     ACREAGE OR CASH CONTRIBUTIONS   . . . . . . . . . . . . . . . . 27
       D.     ASSIGNMENT; MAINTENANCE OF UNIFORM INTEREST   . . . . . . . . . 28
       E.     WAIVER OF RIGHTS TO PARTITION   . . . . . . . . . . . . . . . . 28
       F.     PREFERENTIAL RIGHT TO PURCHASE  . . . . . . . . . . . . . . . . 28
IX.    INTERNAL REVENUE CODE ELECTION   . . . . . . . . . . . . . . . . . . . 29
X.     CLAIMS AND LAWSUITS  . . . . . . . . . . . . . . . . . . . . . . . . . 29
XI.    FORCE MAJEURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
XII.   NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
XIII.  TERM OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . 30
XIV.   COMPLIANCE WITH LAWS AND REGULATIONS   . . . . . . . . . . . . . . . . 31
       A.     LAWS, REGULATIONS AND ORDERS  . . . . . . . . . . . . . . . . . 31
       B.     GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . 31
       C.     REGULATORY AGENCIES   . . . . . . . . . . . . . . . . . . . . . 31
XV.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       A.     EXECUTION   . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       B.     SUCCESSORS AND ASSIGNS  . . . . . . . . . . . . . . . . . . . . 32
       C.     COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . 32
       D.     SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . 33
XVI.   OTHER PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . 33





                                      (ii)

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

                              OPERATING AGREEMENT

       THIS AGREEMENT, entered into by and between _________________________, hereinafter designated and referred to as "Operator," and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as "Non-Operator", and collectively as "Non-Operators."

                                  WITNESSETH:

       WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit "A", and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

       NOW, THEREFORE, it is agreed as follows:

                                   ARTICLE I.
                                  DEFINITIONS

       As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

       A. The term "AFE" shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

       B. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

       C. The term "Contract Area" shall means all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit "A".

       D. The term "Deepen" shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

       E. The terms "Drilling Party" and "Consenting Party" shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

       F. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

       G. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

       H. The term "Initial Well" shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

       I. The term "Non-Consent Well" shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

       J. The terms "Non-Drilling Party" and "Non-Consenting Party" shall mean a party who elects not to participate in a proposed operation.

       K. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

       L. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

       M. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

       N. The term "Plug Back" shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

       O. The term "Recompletion" or "Recomplete" shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

       P. The term "Rework" shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

       Q. The term "Sidetrack" shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole to overcome other mechanical difficulties.

       R. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

       Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

                                  ARTICLE II.
                                    EXHIBITS

       The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

  X    A.     Exhibit "A" shall include the following information:
-----
              (1)    Description of lands subject to this agreement,

              (2) Restrictions, if any, as to depths, formations, or substances,

              (3) Parties to agreement with addresses and telephone numbers for notice purposes,

              (4) Percentages or fractional interests of parties to this agreement.

  X    B.     Exhibit "B," Form of Lease.
-----
  X    C.     Exhibit "C," Accounting Procedure.
-----
  X    D.     Exhibit "D," Insurance.
-----
  X    E.     Exhibit "E," Gas Balancing Agreement.
-----
       F.     Exhibit "F," Non-Discrimination and Certification of
-----         Non-Segregated Facilities.

       G.     Exhibit "G," Tax Partnership.
-----
       H.     Other:_____________________________________________________
-----


       If any provision of any exhibit, except Exhibits "E," "F" and "G," is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

                                  ARTICLE III.

                              INTERESTS OF PARTIES

A.     OIL AND GAS INTERESTS:

       If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit "B," and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.

B.     INTERESTS AND PARTIES IN COSTS AND PRODUCTION:

       Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989


owned, by the parties as their interests are set forth in Exhibit "A." In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

       Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of, the amount of such burdens and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

       No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party's lessor or royalty owner, and if such other party's lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.

       Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties' undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C.     SUBSEQUENTLY CREATED INTERESTS:

       If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a "Subsequently Created Interest." Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interest, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit "A," such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party's Lease or Interest to exceed the amount stipulated in Article III.B. above.

       The party whose interest is burdened with the Subsequently Created Interest (the "Burdened Party") shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

                                  ARTICLE IV.

                                     TITLES

A.     TITLE EXAMINATION:

       Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit "C" shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A."

       Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communication agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges in Exhibit "C."

       No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by Operator.

B.     LOSS OR FAILURE OF TITLE:

       1.     deleted

       2.     deleted

       3. Other Losses: All losses of Leases or Interests committed to this agreement, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit "A." This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

       4.     deleted

                                   ARTICLE V.

                                    OPERATOR

A.     DESIGNATION AND RESPONSIBILITIES OF OPERATOR:

       __________________________________________ shall be the Operator of the
Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B.     RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR:

       1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, "good cause" shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

       Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o'clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation or other affiliated entity shall not be the basis for removal of Operator.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

       2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A;" provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit "A" remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account.

       3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit "A." In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit "A."

C.     EMPLOYEES AND CONTRACTORS:

       The number of employees or contracts used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D.     RIGHTS AND DUTIES OF OPERATOR:

       1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operating are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

       2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit "C." Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

       3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

       4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

       5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator's conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator's records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit "C."

       6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

       7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial
Well:

              (a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

              (b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

              (c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

       8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

       9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit "C." Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit "D" attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

       In the event automobile liability insurance is specified in said Exhibit "D," or subsequently receives the approval of the parties, not direct charge shall be made by Operator for premiums paid for such insurance for Operators's automotive equipment.

                                  ARTICLE VI.

                            DRILLING AND DEVELOPMENT

A.     DELETED

B.     SUBSEQUENT OPERATIONS:

       1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

       If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced with the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.

       2.     Operations by Less Than All Parties:

              (a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designated one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this
Article VI.B.2., shall comply with all terms and conditions of this agreement.

       If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party's interest as shown on Exhibit "A" or (ii) carry only its proportionate part (determined by dividing such party's interest in the Contract Area by the interests of all Consenting Parties in the Contract
Area) of Non-

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in(ii)) of Non-Consenting Parties' interest together with all or a portion of its proportionate part of any Non-Consenting Parties' interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there if less than 100% participation and shall notify all parties of such decision within ten(10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

              (b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom or, the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, or a Completion pursuant to a Article VI.C.1. Option No. 2, all of such Non-Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

                     (i) 400% of each such Non-Consenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

                     (ii) 400% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

       Notwithstanding anything to contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under
Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in
Article VI.B.4.(a). If any such Non-Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party's interest.

              (c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 400% of that portion of the costs of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 400% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

              (d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C.

       In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

       Within ninety (90) days after the completion of any operations under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting in the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

       If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit "C" attached hereto.

       3. Stand-By Costs: When a well has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party's notice proposing a Reworking, Sidetracking, Deepening, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6 to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreements as to the participating interest of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2.(a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all Consenting Parties.

       In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit "A" bears to the total interest as shown on Exhibit "A" of all the electing parties.

       4. Deepening. If less than all the parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1, the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. plus any deeper zone as may be encountered in drilling to such additional depth as is drilled to enable completion in the objective depth or zone ("Initial Objective"). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

       In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1, to all parties (including Non-Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1 and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses:

              (a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

              (b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties' proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit "C".

       The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

       5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

              (a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

              (b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit "C."

       6. Order of Preference of Operations. Except as otherwise specially provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday, and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party's alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of such results to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

       7. Conformity to Spacing Pattern: Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

       8. Paying Wells: No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

C.     COMPLETION OF WELLS; REWORKING AND PLUGGING BACK:

       1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

       [x]    Option No. 1: All necessary expenditures for the drilling,
Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

       [ ]    Option No. 2: All necessary expenditures for the drilling,
Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that
Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provisions of Article VI.B.2. hereof (the phrase "Reworking, Sidetracking, Deepening, Recompleting or Plugging Back" as contained in Article VI.B.2. shall be deemed to include "Completing") shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletions have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting Party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

       2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

D.     OTHER OPERATIONS:

       Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Seventy-Five Thousand Dollars ($75,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project in excess of Fifty Thousand Dollars ($50,000.00). Any party who has not relinquished its interest in a well share have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this
Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively by those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least 50% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

E.     ABANDONMENT OF WELLS:

       1. Abandonment of Dry Holes: Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of
Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

       2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle Operator to retain or take possession of such well and plug and abandon the well.

       Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well's salvable material and equipment, determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes an Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit "B." The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

       Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

       3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

well shall pay their proportionate shares of abandonment and surface restoration costs for such well as provided in Article VI.B.2(b).

F.     TERMINATION OF OPERATIONS:

       Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing 75% of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1 and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

G.     TAKING PRODUCTION IN KIND:

       [x]    Option No. 1: GAS BALANCING AGREEMENT ATTACHED

                     Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

                     Each party shall execute such division orders and
              contracts as may be necessary for the sale of its interest in production from the Contract Area, and except as provided in
              Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

                     If any party fails to make the arrangements necessary to
              take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party's share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

                     Any such sale by Operator shall be in a manner
              commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party's share of Oil under the terms of any existing contract of Operator shall

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

              not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

                     All parties shall give timely written notice to Operator
              of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

                     In the event one or more parties' separate disposition of
              its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party's respective proportionate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit "E" or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

       [ ]    Option No. 2: NO GAS BALANCING AGREEMENT:

                     Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

                     Each party shall execute such division orders and
              contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in
              Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

                     If any party fails to make the arrangements necessary to
              take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall be only for such

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

              reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

                     Any such sale by Operator shall be in a manner
              commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

                     All parties shall give timely written notice to Operator
              of their Gas marketing arrangements for the following month, excluding price, and shall notify to Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

                                  ARTICLE VII.

                     EXPENDITURES AND LIABILITY OF PARTIES

A.     LIABILITY OF PARTIES:

       The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B.     LIENS AND SECURITY INTERESTS:

       Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

       To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

       Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

       To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party's share of Oil and Gas until the amount owed by such party, plus interest as provided in "Exhibit C," has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party's share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

       If any party fails to pay its share of cost within sixty (60) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in
Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

       If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

       Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics' or materialmen's lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C.     ADVANCES:

       Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit "C" until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.     DEFAULTS AND REMEDIES

       If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a no-defaulting party.

       1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

       2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit "C" attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

       3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

       Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit "C," provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

       4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in this Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

       5. Costs and Attorneys' Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

E.     RENTALS, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES:

       Rentals, shut-in well payments and minimum royalties which may be required under them terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.3.

       Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of
Article IV.B.3.

F.     TAXES:

       Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party's working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit "C."

       If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit "C."

       Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of Oil and Gas produced under the terms of this agreement.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

                                 ARTICLE VIII.

                ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.     SURRENDER OF LEASES:

       The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

       However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit "B." Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit "C," less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

       Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B.     RENEWAL OR EXTENSION OF LEASES:

       If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interests held at the time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

       If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease.
The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit "A," but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

       If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

       The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

       The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C.     ACREAGE OR CASH CONTRIBUTIONS:

       While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.

       If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

D.     ASSIGNMENT; MAINTENANCE OF UNIFORM INTEREST:

       For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

       1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

       2. an equal undivided percent of the party's present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

       Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

       If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E.     WAIVER OF RIGHTS TO PARTITION:

       If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severaly its undivided interest therein.

F.     PREFERENTIAL RIGHT TO PURCHASE:

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989


                                  ARTICLE IX.

                         INTERNAL REVENUE CODE ELECTION

       If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit "G" or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations Section
1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter I, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

                                   ARTICLE X.

                              CLAIMS AND LAWSUITS

       Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Seventy-Five Thousand Dollars ($75,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suite shall be treated as any other claim or suit involving operations hereunder.

                                  ARTICLE XI.

                                 FORCE MAJEURE

       If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term "force majeure," as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

       The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; however all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

                                  ARTICLE XII.

                                    NOTICES

       All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit "A." All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. "Receipt" for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

                                 ARTICLE XIII.

                               TERM OF AGREEMENT

       This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

       [x] Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

       [ ] Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of _____________ days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well descried in
              Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Recompleting, Plugging Back or Reworking operations are commenced within _____________days from the date of abandonment of said well. "Abandonment" for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

       The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

       Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon request of Operator, if Operator has satisfied all its financial obligations.

                                  ARTICLE XIV.

                      COMPLIANCE WITH LAWS AND REGULATIONS

A.     LAWS, REGULATIONS AND ORDERS:

       This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B.     GOVERNING LAW:

       This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of Texas shall govern.

C.     REGULATORY AGENCIES:

       Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

       With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

                                  ARTICLE XV.

                                 MISCELLANEOUS

A.     EXECUTION:

       This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit "A" as owning an interest in the Contract Area or which own, in fact, an interest n the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well bu in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit "A" as having a current working interest in such well, Operators shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B.     SUCCESSORS AND ASSIGNS:

       This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C.     COUNTERPARTS:

       This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

D.     SEVERABILITY:

       For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

                                  ARTICLE XVI.

                                OTHER PROVISIONS

       Notwithstanding anything contained herein to the contrary:

A. Should it be necessary to conduct hearings before governmental agencies for the securing of spacing or pooling orders, or for certifying new gas, the costs attributable to such hearings as well as fees paid attorneys and witnesses, shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit "A".



B. In addition to Article VII.C. and D., Operator shall have the right, at its discretion, to require prepayment of all costs, including dry hole costs completion costs, recompletion costs or costs associated with remedial work, based on an Authority for Expenditure for any well drilled on the Contract Area. Failure by any party to remit its proportionate part of the above referenced prepayment to Operator in the manner within the time period requested shall be deemed an election by such party not to participate in the cost of the proposed operation thereafter, the proposed operation shall be conducted under Article VI.B.2. of this Agreement.



C. The proceeds from the sale of all hydrocarbons produced, saved and sold shall be paid to Operator by all purchasing companies purchasing such hydrocarbons and by the execution of this Agreement, the Non-Operators covenant and agree to save all purchasing companies harmless from any and all liability by reason of paying any such proceeds to Operator. Further, Non-Operators authorize and direct Operator to deduct from their proportionate share of such sales all Lease Operating Expenses and other expenses owed to Operator provided for under the terms of this Agreement and remit the balance from such sale to Non-Operators.



D. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, and all sums payable hereunder to Operator shall be paid at P.O. Box 7698, Tyler, Texas 75711.



E. In the event that any party shall subsequently create against its interests any additional royalty, overriding royalty, production payment, or other burden or charge, the party which subsequently creates any such additional burden or charge shall hold the other parties to this Agreement harmless from such additional burdens or charges, and shall satisfy and discharge such burdens and charges out of its own funds. As security

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

for the performance of the obligations created by this paragraph, the parties entitled to be held harmless shall have a lien to secure the performance of the obligations created by this paragraph. Such lien shall exist upon the interest to be owned by the party charged with performing such obligation.

F. No party shall exercise any right of partition of the Contract Area or sale thereof in lieu of partition during the term of this Agreement.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

       IN WITNESSES WHEREOF, this agreement shall be effective as of the ______ day of _____________, 19___.




ATTEST OR WITNESS:                         OPERATOR




                                           -------------------------------------



                                        By
---------------------------------------    -------------------------------------




---------------------------------------    -------------------------------------

                                           Type or print name



                                           Title
                                                --------------------------------



                                           Date
                                               ---------------------------------



                                           Tax ID or S.S. No.
                                                             -------------------



                                  NON-OPERATORS




                                           -------------------------------------



                                        By
---------------------------------------    -------------------------------------




---------------------------------------    -------------------------------------

                                           Type or print name



                                           Title
                                                --------------------------------



                                           Date
                                               ---------------------------------



                                           Tax ID or S.S. No.
                                                             -------------------

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989






                                           -------------------------------------



                                        By
---------------------------------------    -------------------------------------




---------------------------------------    -------------------------------------

                                           Type or print name





                                           Title
                                                --------------------------------



                                           Date
                                               ---------------------------------



                                           Tax ID or S.S. No.
                                                             -------------------






                                           -------------------------------------



                                        By
---------------------------------------    -------------------------------------




---------------------------------------    -------------------------------------

                                           Type or print name





                                           Title
                                                --------------------------------



                                           Date
                                               ---------------------------------



                                           Tax ID or S.S. No.
                                                             -------------------

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

                                ACKNOWLEDGMENTS



       Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.



Individual acknowledgment:



State of                    )
          ------------------


                            )      ss.



County of                   )
          ------------------



       This instrument was acknowledged before me on




                                            by
-------------------------------------------    ---------------------------------





(Seal, if any)
                                           -------------------------------------



                                           Title (and Rank)
                                                            --------------------



                                           My commission expires:
                                                                  --------------

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989





Acknowledgment in representative capacity:



State of                    )
          ------------------


                            )      ss.



County of                   )
          ------------------



       This instrument was acknowledged before me on



                                            by                                as
-------------------------------------------    ------------------------------



                      of                                                       .
---------------------    ------------------------------------------------------





(Seal, if any)
                                           -------------------------------------



                                           Title (and Rank)
                                                            --------------------



                                           My commission expires:
                                                                  --------------

                                  EXHIBIT "A"





Attached to and made a part of that certain Operating Agreement dated ____________________, between ____________________, as Operator, and
____________________, as Non-Operator.





                       (TO BE COMPLETED AT A LATER DATE)





                               END OF EXHIBIT "A"

                                  EXHIBIT "B"



Producer's 88 - (Producer's Revised 1972)          Printed and for sale by Hall-
(New Mexico) Form 342P                             Peerbough Prom, Roswell, N.M.





                                OIL & GAS LEASE



       THIS AGREEMENT made this _____________ day of _____________, 19____, between
_______________________________________________________________________________

_______________________________________________________________________________

______________________________________________ of _____________________________

                                                           (Post Office Address)

herein called lessor (whether one or more) and ____________________, lessee:

       1. Lessor, in consideration of TEN AND OTHER DOLLARS in hand paid, receipt of which is here acknowledged, and of the royalties herein provided and of the agreements of the lessor herein contained, hereby grants, leases and lets exclusively unto lessee for the purpose of investigating, exploring, properties, drilling, and operating for and producing oil and gas, injecting gas, waters, other fluids, and air into subsurface strata, laying pipe lines, storing oil, building banks, roadways, telephone lines, and other structures and things thereon to produce, save, take care of, treat, process, store and transport said minerals ,the following described land in ____________________ County, New Mexico, to-wit:





       For the purposes of calculating the rental payments herein provided for, said land is estimated to comprise _____________ acres, whether it actually comprises more or less.

       2. Subject to the other provisions herein contained, this lease shall remain in force for a term of ______ years from this date (called "primary term"), and as long thereafter as oil, gas or other mineral is produced from said land or land with which said land is pooled.

       3. The royalties to be paid by lessee are: (a) on oil, and on other liquid hydrocarbons saved at the well, of that produced and saved from said land, same to be delivered at the wells or to the credit of lessor in the pipe line to which the wells may be connected; (b) on gas, including casinghead gas or other gaseous substance produced from said land used off the premises or used in the manufacture or gasoline or other products, the market value at the well of _____________ of the gas used, provided that on gas sold on or off the premises the royalty shall be _____________ of the amount realize from such sale; (c) and at any time when this lease is not validated by other provision thereof and there is a gas and/or condensate well on said land, or land pooled therewith, but gas and/or condensate is not being so sold or used and such well is shut in, either before or after production therefrom, then on or before 90 days after said well is shut in, and thereafter at annual intervals, lessee may pay or tender an advance annual shut-in royalty equal to the amount of delay rentals provided for in this lease for the acreage then held under this lease by the party making such payment or tender, and so long as said shut-in royalty is paid or tendered this lease shall not terminate and it will be considered under all clauses hereof that gas is being produced from the leased premises in paying quantities. Each such payment shall be paid or tendered to the party or parties who at the time of such payment would be entitled to receive the royalties which would be paid under this lease if the well were in fact producing, or be paid or tendered to the credit of such party or parties in the depository bank and in the manner hereinafter provided for the payment of rentals. The amount realized from the sale of gas on or off the premises shall be the price established by the gas sales contract entered into in good faith by Lessee and gas purchaser for such term and under such conditions as are customary in the industry. "Price" shall mean the net amount received by Lessee after giving effect to applicable regulatory orders and after application of any applicable price adjustments specified in such contract or regulation orders. In the event Lessee compresses, treats, purifies, or dehydrates such gas (whether on or off the leased premises) or transports gas off the leased premises, Lessee in computing royalty hereunder may deduct from such price a reasonable charge for each of such functions performed.

       4. If operations for drilling are not commenced on said land or on land pooled therewith on or before one (1) year from this date, this lease shall terminate as to both parties, unless on or before one (1) year from this date lessee shall pay or tender to the lessor a rental of $____________________ which shall cover the privilege of deferring commencement of such operations for a period of twelve (12) months. In like manner and upon like payments or tenders, annually, the commencement of said operations may be further deferred for successive periods of twelve (12) months each during the primary term. Payment or tender may be made to the lessor or to the credit of the lessor in the ____________________ Bank at ____________________, which bank, or any successor thereof, shall continue to be the agent for the lessor and lessor's heirs and assigns. If such bank (or any successor bank) shall fail, liquidate, or be succeeded by another bank, or for any reason shall fail or refuse to accept rental, lessee shall not be held in default until thirty (30) days after lessor shall deliver to lessee a recordable instrument making provision for another acceptable method of payment or tender, and any depository charge is a liability of the lessor. The payment or tender of rental may be made by check or draft of lessee, mailed or delivered to said bank or lessor, or any lessor if more than one, on or before the rental paying date. Any timely payment or tender of rental or shut-in royalty which is made in a bona fide attempt to make proper payment, but which is erroneous in whole or in part as to parties, amounts, or depositories shall nevertheless be sufficient to prevent termination of this lease in the same manner as though a proper payment had been made; provided, however, lessee shall correct such error within thirty
(30) days after lessee has received written notice thereof by certified mail from lessor together with such instruments as are necessary to enable lessee to make proper payment.

       5. Lessee is hereby granted the right and power, from time to time, to pool or combine, this lease, the land covered by it or any part or horizon thereof with any other land, lease, leases, mineral estates or parts thereof for the production of oil or gas. Units pooled hereunder shall not exceed the standard proration unit fixed by law or by the New Mexico Oil Conservation Commission or by other lawful authority for the pool or area in which said land is situated, plus a tolerance of 10%. Lessee shall file written unit designations in the county in which the premises are located and such units may be designated from time to time and either before or after the completion of wells. Drilling operations on or production from any part of any such unit shall be considered for all purposes, except the payment of royalty, as operations conducted upon or production from the land described in this lease. There shall be allocated to the land covered by this lease included in any such unit that portion of the total production of pooled minerals from wells in the unit, after deducting any used in lease or unit operations, which the number of surface acres in the land covered by this lease included in the unit bears to the total number of surface acres in the unit. The production so allocated shall be considered for all purposes, including the payment or delivery of royalty, to be the entire production of pooled minerals from the portion of said land covered hereby and included in said unit in the same manner as though produced from said land under the terms of this lease. Any pooled unit designated by lessee, as provided herein, may be dissolved by lessee by recording an appropriate instrument in the County where the land is situated at any time after the completion of a dry hole or the cessation of production on said unit.

       6. If prior to the discovery of oil or gas hereunder, lessee should drill and abandon a dry hole or holes hereunder, or if after discovery of oil or gas the production thereof should cease for any cause, this lease shall not terminate if lessee commences working or additional drilling operations within 60 days thereafter and diligently prosecutes the same, or (if it be within the primary term) commences or resumes the payment or tender of rentals or commences operations for drilling or reworking on or before the rental paying date next ensuing after the expiration of three months from date of abandonment of said dry hole or holes or the cessation of production. If at the expiration of the primary term oil or gas is not being lessee is then engaged in operations for drilling or reworking of any well, this lease shall remain in force so long as such operations are diligently prosecuted with no Cessation of more than 60 consecutive days. If during the drilling or reworking of any well under this paragraph, lessee loses or junks the hole or well and after diligent efforts in good faith is unable to complete said operations then within 30 days after the abandonment of said operations lessee may commence another well and drill the same with due diligence. If any drilling, additional drilling, or reworking operations hereunder result in production, then this lease shall remain in full force so long thereafter as oil or gas is produced hereunder.

       7. Lessee shall have free use of oil, gas and water from said land, except water from lessor's wells and tanks, for all operations hereunder, and the royalty shall be computed after deducting any so used. Lessee shall have the right at any time during or after the expiration of this lease to remove all property and fixtures placed by lessee on said land, including the right to draw and remove all casing. When required by lessor, lessee will bury all pipe lines on cultivated lands below ordinary plow depth, and no well shall be drilled within two hundred feet (200 ft.) of any residence or bam now on said land without lessor's consent. Lessor shall have the privilege, at his risk and expense, of using gas from any gas well on said land for stoves and inside lights in the principal dwelling thereon, out of any surplus gas not needed for operations hereunder.

       8. The rights of either party hereunder may be assigned in whole or in part and the provisions hereof shall extend to the heirs, executors, administrators, successors and assigns; but no change or division in the ownership of the land, or in the ownership of or right to receive rentals, royalties or payments, however accomplished shall operate to enlarge the obligations or diminish the rights of lessee; and no such change or division shall be binding upon lessee for any purpose until 30 days after lessee has been furnished by certified mail at lessee's principal place of business with acceptable instruments or certified copies thereof constituting the chain of title from the original lessor. If any such change in ownership occurs through the death of the owner, lessee may pay or tender any rentals, royalties or payments to the credit of the deceased or his estate in the depository bank until such time as lessee has been furnished with evidence satisfactory to lessee as to the persons entitled to such sums. In the event of an assignment of this lease as to a segregated portion of said land, the rentals payable hereunder shall be apportioned as between the several leasehold owners ratably according to the surface area of each, and default in rental payment by one shall not affect the rights of other leasehold owners hereunder. An assignment of this lease, in whole or in part, shall, to the extent of such assignment, relieve and discharge lessee of any obligations hereunder, and, if lessee or assignee of part or parts hereof shall fail to make default in the payment of the proportionate part of the rentals due from such lessee or assignee or fail to comply with any other provision of such lease, such default shall not affect this lease in so far as it covers a part of said lands upon which lessee or any assignee thereof shall so comply or make such payments. Rentals as used in this paragraph shall also include shut-in royalty.

       9. Should lessee be prevented from complying with any express or implied covenant of this lease, or from conducting drilling or reworking operations hereunder, or from producing oil or gas hereunder by reason of scarcity or inability to obtain or use equipment or material, or by operation of force majeure, or by any Federal or state law or any order, rule or regulation of governmental authority, then while so prevented, lessee's duty shall be suspended, and lessee shall not be liable for failure to comply therewith; and this lease shall be extended while and so long as lessee is prevented by any such cause from conducting drilling or reworking operations on or from producing oil or gas hereunder; and the time while lessee is so prevented shall not be counted against lessee, anything in this lease to the contrary notwithstanding.

       10. Lessor hereby warrants and agrees to defend the title to said land, and agrees that lessee, at its option, may discharge any tax, mortgage, or other lien upon said land, and in the event lessee does so, it shall be subrogated to such lien with the right to enforce same and apply rentals and royalties accruing hereunder toward satisfying same. Without impairment of lessee's rights under the warranty, if this lease covers a less interest in the oil or gas in all or any part of said land than the entire and undivided fee simple estate (whether lessor's interest is herein specified or not) then the royalties, shut-in royalty, rental, and other payments, if any, securing from any part as to which this lease covers less than such full interest, shall be paid only in the proportion which the interest therein, if any, covered by this lease, bears to the whole and undivided fee simple estate therein. Should any one or more of the parties named above as lessors fail to execute this lease, it shall nevertheless be binding upon the party or parties executing the same.

       11. Lessee, its/his successors, heirs and assigns, shall have the right at any time to surrender this lease, in whole or in part, to lessor or his heirs, successors, and assigns by delivering or mailing a release thereof to the lessor, or by placing a release thereof of record in the county in which said land is situated; thereupon lessee shall be relieved from all obligations, expressed or implied, of this agreement as to acreage so surrendered, and thereafter the rentals and shut-in royalty payable hereunder shall be reduced in the proportion that the acreage covered hereby is reduced by said release or releases.

       Executed the day and year first above written.

                                  EXHIBIT "C"





Attached to and made a part of that certain Operating Agreement dated _____________, ______, between ____________________, as Operator and
____________________, as Non-Operators.



                              ACCOUNTING PROCEDURE





                              I.GENERAL PROVISIONS



1.     DEFINITIONS



       "Property" shall mean the real and personal property subject to the Agreement to which this Accounting Procedure is attached.



       "Operations" shall mean any and all operations and activities necessary or proper for the acquisition, development, operation, protection and maintenance of the Property and the Affiliated Program.



       "Joint Account" shall mean the account showing the charges and credits accruing because of the Operations and which are to be shared by the Parties according to their pro rata interests.



       "Operator" shall mean the Party designated to conduct the Operations.



       "Non-Operators" shall mean the Parties other than the Operator.


       "Parties" shall mean Operator and Non-Operators.

       "First-level supervisors" shall mean those employees whose primary function in Operations is the direct supervision of other employees, service companies, drilling rigs, contract labor, and other personnel directly employed on the Property in a field operating capacity.



       "Technical Employees" shall mean those employees having special drilling, engineering, geological, production or other professional skills, and whose primary function in Operations is the handling of specific operating conditions and problems for the benefit of the Property.



       "Personal Expenses" shall mean travel, meals, lodging, and other reasonable reimbursable expenses of Operator's employees.



       "Material" shall mean personal property, equipment or supplies acquired or held for use on the Property.



       "Controllable Material" shall be defined as Material which is ordinarily so classified and controlled by Operator in the conduct of its Operations.



2.     STATEMENT AND BILLINGS



       Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of costs and expenses for the preceding month. Such bills will be accompanied by statements of all charges and credits to the Joint Account, summarized by appropriate classifications indicative of the nature thereof.



3.     ADVANCES AND PAYMENTS BY ADMINISTRATORS



       A. Unless otherwise provided for in the Agreement, the Operator may require the Non-Operators to advance their share of estimated cash outlay for the succeeding month's operation within fifteen
              (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

       B. Each Non-Operator shall pay to Operator in Smith County, Texas its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at a rate of one and one-half percent (l 1/2%) per month or the maximum contract rate permitted by the applicable usury laws in the state in which the Property is located, whichever is the lesser, plus attorney's fees, court costs, and other costs in connection with the collection of unpaid amounts.



4.     ADJUSTMENTS



       Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.



5.     AUDITS



       A. A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator's accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operator's audit cost incurred under this paragraph. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.



       B. The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6.     APPROVAL BY NON-OPERATORS



       Where an approval or other agreement of Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator's proposal and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.



                               II.DIRECT CHARGES



Operator shall charge the Joint Account with the following items:



1.     ECOLOGICAL AND ENVIRONMENTAL



       Costs incurred for the benefit of the Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.



2.     RENTALS AND ROYALTIES



       Lease rentals and royalties paid by Operator for the Operations.



3.     LABOR



       Salaries, wages, benefits and related expenses shall be charged an a day-rate basis (recomputed within a reasonable periodic time period) for:

       A.     (1)    Operator's employees directly employed on the Property in
                     the conduct of Operations.



              (2)    First-level supervisors in the field.



              (3)    Technical employees directly employed on the Property.



              (4) Technical employees either temporarily or permanently assigned to and directly employed in the Operations of the Property.



       B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to the employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Cost under this Paragraph 3B may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator's cost experience.



       C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's labor cost of salaries and wages chargeable to the Joint Account under Paragraphs 3A of this Section II.



       D. Personal expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this
              Section II.



       E. Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable to the Joint Account under Paragraphs 3A of this Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

4.     MATERIAL



       Material purchased or furnished by Operator for use on the Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.



5.     TRANSPORTATION



       Transportation of employees and Material necessary for the Operations, not previously charged as a part of day-rate basis.



6.     SERVICES



       The cost of contract services and utilities procured from outside sources including without limitation auditing and taxation services, engineering consultant services including engineers, geologists and landmen, and services in connection with matters before or involving government agencies or regulatory bodies.



 7.    EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR



       A. Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed twelve percent (12%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Property.


       B. In lieu of charges in Paragraph 7A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Property. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

8.     DAMAGES AND LOSSES TO PROPERTY



       All costs or expenses necessary for the repair or replacement of Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator's gross negligence or willful misconduct. Operator shall furnish Non-Operators written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.



9.     LEGAL EXPENSE



       All costs and expenses of handling, investigating, and settling litigation or claims arising by reason of the Operations or necessary to protect or recover the Property, including, but not limited to, attorney's fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims. All costs and expenses necessary for title work, division order title opinions, transfer orders, deeds, assignments and conveyances which affect title to the oil and gas estate. All costs and expenses related to curative matters and representation before regulatory or governmental agencies.



10.    TAXES



       All taxes of every kind and nature assessed or levied upon or in connection with the Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party's working interest.



11.    INSURANCE



       Net premiums paid for insurance provided for the Operations for the projection of the Parties. In the event Operations are conducted in a state in which Operator may act as self-insurer for Worker's Compensation and/or Employer's Liability under the respective state's laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator's cost not to exceed manual rates.

12.    ABANDONMENT AND RECLAMATION



       Costs incurred for abandonment of the Property, including costs required by governmental or other regulatory authority.



13.    COMMUNICATIONS



       Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Property. In the event communication facilities/systems serving the Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 7 of this
       Section II.



14.    ADDITIONAL SERVICES



       The cost of all additional services provided by the Operator or by third parties relating to the Operations, whether direct or indirect, including without limitation accounting, engineering, land and administrative services. Such charges to the Joint Account will include without limitation salaries and benefits of Operator's personnel; automotive and travel; office rental; utilities; the cost of furnishing, maintaining, operating or otherwise securing the use of office equipment, furniture, machines, computers, and other physical equipment and facilities; Amounts paid to outside parties for additional services; an allocable part of General and Administrative Expenses and other indirect cost and all other cost and expense related to the performance of these additional services.



15.    OTHER EXPENDITURES


       Any other expenditure not covered or dealt with in the foregoing provisions of this Section II or in Section III, and which is incurred by the Operator for the necessary and proper conduct of the Operations.

                              III.INDIRECT CHARGES



1.     OVERHEAD - DRILLING AND PRODUCING OPERATIONS



       Overhead - Fixed Rate Basis



       (1) Operator shall charge the Joint Account at the following rates per well per month:



                 Drilling Well Rate:                  $7,420.00

                 Producing Well Rate:                  $ 780.00



       (2)    Application of Overhead - Fixed Rate Basis shall be as follows:



              (a)    Drilling Well Rate



                     1) Charges for onshore drilling wells shall begin on the date well is spudded and terminate on the date of completion or abandonment.



                     2) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive workdays or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig, commence through date of rig release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive days.



              (b)    Producing Well Rates

                     1) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.



                     2) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.



                     3) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.



                     4) A one-well charge may be made for the month in which plugging and abandonment operations are completed on any well.



                     5) Each facility serving the Operations other than a well shall count as a well for this purpose, such as compressor or dehydration facilities, or other facilities for producing (including secondary recovery) operations or for treating, handling or marketing production.



                     6) All other inactive wells (including but not limited to inactive wells covered by unit allowable, ____________________ lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.



       (3) The well rates shall be adjusted as of the first day of April, 1993, and each year on the first day of April thereafter. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as show by the index of average weekly earnings of Crude Petroleum and Gas Fields Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

2.     OVERHEAD - MAJOR CONSTRUCTION



       To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $25,000.



       A.     Five percent (5%) of first $100,000 or total cost if less; plus



       B. Three percent (3%) of costs in excess of $100,000 but less than $1,000,000; plus



       C.     Two percent (2%) of costs in excess of $1,000,000.



       Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.



3.     CATASTROPHE OVERHEAD



       To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:


       A.     Five percent (5%) of total costs through $100,000; plus



       B. Three percent (3%) of costs in excess of $100,000 but less than $1,000,000; plus

       C.     Two percent (2%) of costs in excess of $1,000,000.



       Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.



4.     PROSPECT SCREENING AND EVALUATION



       The General and Administrative Expenses incurred by the Operator in the screening, evaluation and acquisition of Prospects. Such charge shall be based on an allocation system which is in accordance with generally accepted accounting principles.



5.     GENERAL AND ADMINISTRATIVE EXPENSE



       Operator shall charge the Non-Operators for General and Administrative Expenses allocated to the Program or Partnership in accordance with generally accepted accounting principles.



6.     AMENDMENT OF RATES



       The Overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.



                     IV.PRICING OF JOINT ACCOUNT MATERIAL -

                     PURCHASES, TRANSFERS AND DISPOSITIONS



Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Property. Operator shall provide all Material for use on the Property; however, at Operator's option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, the interest of Non-Operators in surplus Material. The disposal of surplus Controllable Material not purchased by the Operator shall be for the highest price offered and where possible Operator shall obtain bids from two or more parties.



1.     PURCHASES



       Material purchased shall be charged at the price paid by Operator after _____________ deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.



2.     TRANSFERS AND DISPOSITIONS



       Material furnished to the Property and Material transferred from the Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:



       A.     New Material (Condition "A")



              Material shall be priced at the current replacement cost of the same kind of Material, effective at date of movement.



       B.     Good Used Material (Condition "B")



              Material in sound and serviceable condition and suitable for reuse without reconditioning:



              (1)    Material moved to the Property



                     At seventy-five percent (75%) of current new price, as determined by Paragraph A.

              (2)    Material used on and moved from the Property



                     (a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or



                     (b) At sixty-five percent (65%) of current now price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.



              (3)    Material not used on and moved from the Property



                     At seventy-five percent (75%) of current now price as determined by Paragraph A.



                     The cost of reconditioning, if any, shall be absorbed by the transferring property.



       C.     Other Used Material



              (1)    Condition "C"



                     Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition "C" value plus cost of reconditioning does not exceed Condition "B" value.

              (2)    Condition "D"



                     Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition "D" Material under procedures normally used by Operator without prior approval of Non-Operators.



              (3)    Condition "E"



                     Junk shall be priced at prevailing prices. Operator may dispose of Condition "E" Material under procedures normally utilized by operator without prior approval of Non-Operators.



       D.     Obsolete Material



              Material is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price provided above may be specifically priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.



3.     WARRANTY OF MATERIAL FURNISHED BY OPERATOR



       Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.



                                 V.INVENTORIES

The Operator shall maintain detailed records of Controllable Material. At reasonable intervals, inventories shall be taken by the Operator. Adjustments resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Special inventories may be taken by the Non-Operators at their expense in accordance with Paragraph 5 of
Section I.

                                  EXHIBIT "D"





Attached to and made a part of that certain Operating Agreement dated _____________, between ____________________, as Operator, and
____________________, et al, as Non-Operator.



                                   INSURANCE



At all times during the conduct of operations hereunder, Operator shall maintain in force the following insurance, at the expense of and for the benefit of the joint account:



1.     Workmen's Compensation Insurance



       A. Statutory Workmen's Compensation coverage to include all areas involved in operations covered under this contract.



       B.     Employers liability with a limit of $500,000 each accident.





2.     Comprehensive General Liability Insurance (CGL)



       A. Standard Comprehensive General, conditions including coverage for products/completed operations.



       B. Contractual Liability insuring contracts between Mewbourne Oil Company and their contractors; covering assumed tort liability.

       C.     Limits of Liability:



              General Aggregate Limit                                 $2,000,000



              Products and Completed Operations Aggregate Limit       $1,000,000



              Personal and Advertising Injury Limit                   $1,000,000



              Each Occurrence Limit                                   $1,000,000



3.     Aircraft and Automobile Liability Insurance



       A. Standard Comprehensive form including all owned, non-owned and hired automobile equipment.



       B.     Limits of Liability:                                    $1,000,000

                                                           Combined Single Limit



       C.     If the Operator will use Owned, Hired or Non-owned Aircraft:



              Aircraft Public Liability Insurance                    $25,000,000

                                                           Combined Single Limit

4.     Contractors and Subcontractors



       Operator agrees to use its best efforts to assure that its contractors and subcontractors also comply with the insurance requirements listed in paragraphs 1-3 above and that certain contractors and subcontractors engaged in higher risk activities carry appropriate insurance coverage.





5.     Umbrella Policy



       In addition to paragraphs 1-3 above, Operator also carries $50,000,000 in Excess Umbrella Liability policies.



6.     Operator's Extra Expense Insurance



       Operator will carry Operator's Extra Expense Insurance covering costs of well control, clean up, and redrilling, with a limit per occurrence of $3,000,000 for well depths of 1-10,000' and $10,000,000 for well depths over 10,000'.



7.     Additional Insurance



       In addition to the above referenced types of insurance coverage, Operator may, but is not required to, carry additional types of insurance coverage including, but not limited to, various types of additional excess umbrella liability, public property damage, oil lease property, pollution or contamination, or similar coverage. The actual premiums paid for all insurance shall be charged on a pro-rata basis to the Joint account of the parties hereto.



8.     Other Provisions


       Any liability, loss, damage claim or expense resulting from accidents or occurrences not covered by insurance of the character referred to above or in excess of the insurance actually carried under the above provisions, shall be borne by the parties hereto in the proportions in which they own in the unit area. In the event Operator is unable to procure and maintain any of the insurance enumerated above, Operator shall promptly give written notice thereof to the other parties and in such event, resulting loss, damage, claim and expense shall be borne by the parties hereto proportion to their respective interests in the unit area. Such notice shall also constitute a waiver of the requirement that Operator procure and maintain the insurance which is the subject of notice.

                                  EXHIBIT "E"



ATTACHED to that certain Operating Agreement dated ____________________, between ____________________ as Operator, and ____________________, as Non-
Operator.





                            GAS BALANCING AGREEMENT

                            FOR GAS WELL PRODUCTION





       DURING the period or periods when any party hereto has no market for, or its purchaser is unable to take or if any party fails to take its share of gas, the other parties shall be entitled to produce each month one hundred percent of the allowable gas production assigned to the Unit Area by the appropriate governmental entity having jurisdiction, and each of such parties shall have the right to take all or any part of its prorata share. All parties hereto shall share in and own the condensate recovered at the surface in accordance with their respective interest, but each party taking such gas shall own all of the gas delivered to its purchaser. Each party unable to market its share of the gas produced shall be credited with gas in storage equal to its share of the gas produced, less its share of gas used in lease operations, vented or lost. Operator shall maintain a current account of the gas balance between the parties and shall furnish all parties hereto monthly statements showing the total quantity of gas produced, used in lease operations, vented or lost, and the total quantity of condensate recovered.



       AFTER notice to Operator, any party may begin taking or delivering its share of the gas produced. In addition to its share, each party, until it has recovered its gas in storage and balanced its gas account, shall be entitled to take or deliver a volume of gas equal to fifty (50%) percent of each overproduced party's share of gas produced. If more than one party is entitled to the additional gas produced, they shall divide such additional gas in accordance with Unit participation.



       IN, the event production of gas permanently ceases prior to the time that the accounts of the parties have been balanced, a complete balancing shall be accomplished by a money settlement. Such settlement shall be based on the price or prices received by each over-produced party, less taxes, for its share of the overproduced gas, without interest.

       AT all times while gas is produced from the Unit Area, each party shall make appropriate settlement of all royalties, overriding royalty interest, and other payments out of or in lieu of production for which it is responsible, as if each party were taking or delivering to a purchaser its share, and its share only, of such gas production. Each party hereto agrees to hold each other party harmless from any and all claims for royalty payments asserted by royalty owners to whom each party is accountable.



       THE provisions of this agreement shall be separately applicable to each reservoir to the end that production from one reservoir in a gas well may not be utilized for the purpose of balancing underproduction from other reservoirs.





                                END EXHIBIT "E"





                                      E-2